Exhibit 19.1

Securities Trading Policy

The purpose of this policy is to establish consistent guidelines for compliance with U.S. federal statutes and regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) for the directors, officers and employees (each an “insider”) of Group 1 Automotive, Inc. (“Group 1” or the “Company”) with respect to transactions in the Company’s securities. This policy also applies to entities (such as corporations, limited partnerships and trusts) that insiders control, any family members or anyone else living in an insider’s household, and any family members that do not live in an insider’s household but whose transactions in the Company’s securities are directed by the insider or subject to the insider’s influence or control. Insiders are responsible for the transactions of these other persons and entities and should therefore make them aware of the need to confer with such insiders before they transact in the Company’s securities.

In addition to civil and criminal penalties that the government may impose, failure to comply with this policy may subject directors, officers, and employees of the Company to sanctions by the Company, up to and including dismissal, whether or not such failure to comply with this policy results in a violation of law.

Please read this policy carefully. The Company reserves the right to amend or rescind this policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this policy and any other materials distributed by the Company, this policy, as may be amended, shall govern. If any law conflicts with this policy, the law shall govern.

Company Policy

This policy prohibits insiders from (i) transacting in or (ii) “tipping” either directly or indirectly, others who may transact in the Company’s securities while aware of material nonpublic information.

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable federal and state securities laws and rules (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in the Company’s securities.

Trading in Group 1 Securities on Material Nonpublic Information. Except as otherwise specified in this policy, no insider shall transact in Group 1’s securities when he or she has knowledge of material nonpublic information concerning the Company. This includes selling shares acquired by exercising employee stock options and giving any gift of the Company’s securities (including estate planning and other tax-related or charitable transactions). Any insider who possesses material nonpublic information about the Company must wait until the information has been publicly released before trading.

Tipping Others of Material Nonpublic Information. Group 1 prohibits insiders from disclosing or tipping, either directly or indirectly, material nonpublic information regarding Group 1 securities, or making recommendations regarding Group 1 securities, to third parties including family members.

Materiality. Information about the Company is material when it would influence a reasonable investor’s decision to buy, sell or hold Group 1 securities or would likely affect the market price of the Company’s securities. Examples of material nonpublic information may include:

•Significant changes in relationships with automobile manufacturers or distributors.
•Undisclosed financial results of the Company or any material revenue, expense, earnings or other consolidated financial projections for the Company.

Exhibit 19.1
•Any projected change in competitive conditions, regulatory or licensing matters or other industry conditions that could significantly affect the Company’s revenues, expenses, earnings, financial position or future prospects.
•Any significant expansion or curtailment of operations, or any information regarding the level of revenues, expenses or earnings of the Company, its subsidiaries or their operating divisions.
•Any proposal or negotiation for the acquisition of a substantial company, business or amount of assets, or the creation of a material joint venture or similar business enterprise in which the Company would be a participant.
•Any proposal or negotiation for the sale of a substantial subsidiary, division or business of the Company, or the termination of any substantial joint venture in which the Company is a participant.
•Any major change in the corporate structure or organization of the Company.
•Significant changes in Company management or key employees or the size of the Company’s workforce.
•Any accounting adjustments, write up or write down of assets, or change in accounting methods.
•Any significant litigation or governmental proceeding or investigation concerning the Company, any of its officers, directors or employees, or any significant client or operation of the Company, whether such proceeding is actually commenced or threatened, or any business occurrence or event that could give rise to material litigation or governmental proceedings or investigations.
•Any proposed stock split or stock dividend or any proposal relating to the payment of cash dividends by the Company.
•The development of significant or material new lines of business.
•Impending bankruptcy or financial liquidity problems.
•Significant corporate events, including material cyber, data, or personnel matters.

The foregoing list is presented by way of example only and is not intended to be exhaustive. If an employee, officer or director has a question about whether any particular item would be considered “material information,” the Chief Legal Officer should be consulted.

Moreover, whenever there is any doubt about whether particular information is material, it must be treated as material.

Nonpublic. Information is “nonpublic” until it has been made available to investors generally (through a press release, Form 8-K, or other public filing) and the market has had time to evaluate the information.

Prohibition against selling short, hedging, pledging, or trading in derivative securities. Insiders and their spouses and relatives living in their houses, are prohibited from:

•making “short” sales of Group 1’s securities;
•engaging in any “hedging” transaction in Group 1’s securities;
•pledging shares of Group 1’s securities; or
•otherwise buying or selling puts, calls, options or other derivative securities in respect of Group 1’s securities at any time.

“Short” sales of securities are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. A person usually sells short when he or she thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called “covering the short”). The person then will pocket the difference in price as profit. The Board of Directors believes it is inappropriate for its insiders to bet against Group 1’s stock.

Exhibit 19.1
Some of you may wish to “hedge” the stock you currently own so you can lock in a favorable price. You may seek the advice of a broker or a broker may call you and suggest that you lock in the favorable price by entering into a “hedge”. If a broker “hedges” the securities for you, the broker will sell Group 1’s securities short as part of that transaction. This type of transaction is similar to an insider selling Group 1’s securities short and is also prohibited.

A “pledge” of securities provides collateral for a loan and serves as security in the event of default. The lender, or broker in the case of a margin loan, holds the pledged securities until the loan is paid off. If you are unable to pay off the loan, or fail to meet a margin call in a margin loan, your stock may be sold, which could have a detrimental impact on our stockholders. The sale could occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Group 1 securities, and could create adverse perception of our Company. Our Board of Directors prohibits insiders from pledging Group 1’s securities.

Puts, calls and options for Group 1’s securities also afford the opportunity for insiders to profit from a market view that is adverse to the Company. Options trading is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. Puts, calls and options carry a high risk of inadvertent securities law violations and as a result, all such transactions are prohibited.

Exceptions.
Except for the restrictions applicable to the Window Group and the Pre-clearance Group, each as set forth below, and as otherwise specifically noted, this policy does not apply in the case of the following transactions (if applicable to the Company):

•The exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This exception does not apply, however, to any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
•The grant or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The exception does not apply, however, to any market sale of restricted stock.
•Purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This exception does not apply, however, to certain elections the insider may make under the 401(k) plan, including (i) an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
•Purchases of Company securities in the employee stock purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This exception also applies to purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This exception does not apply, however, to the insider’s election to participate in the plan for any enrollment period, and to the insider’s sales of Company securities purchased pursuant to the plan.
•The automatic reinvestment of dividends paid on Company securities. This exception does not apply, however, to (i) voluntary, additional purchases of Company securities resulting from automatic reinvestment of dividends; (ii) the insider’s election to participate in automatic reinvestment of dividends; and (iii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.

Exhibit 19.1
•Transactions in diversified mutual funds that are invested in Company securities.
•Any other purchase of Company securities from the Company or sales of Company securities to the Company.
•Transactions made pursuant to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan is a written plan for transacting in the Company securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Insiders must obtain authorization from the Chief Legal Officer before entering into or modifying a Rule 10b5-1 Plan.
•Any transaction specifically approved in advance by the Chief Legal Officer.

Additional Restrictions on the Window Group. The “Window Group” consists of (a) all members of the Group 1 Board of Directors; (b) the President and Chief Executive Officer, Chief Financial Officer, Regional Vice Presidents, Senior Vice Presidents, Treasurer, Corporate Controller, Chief Legal Officer, and Vice Presidents; (c) the Chief Executive Officer, Group 1 U.K., and Finance Director - U.K.; and (d) any other employees advised by the Chief Executive Officer or Chief Financial Officer that as a result of their job duties will come into contact with material nonpublic information, and any other employees designated in writing by the Chief Executive Officer or Chief Financial Officer.
The Window Group is subject to the following restrictions on trading in Group 1 securities:

•Except as set forth in the “Exceptions” section above, transacting in Group 1 securities in each quarter is permitted only within the Trading Window, as designated by the Chief Executive Officer or Chief Financial Officer from time to time.
•Any information concerning the imposition of trading restrictions should be considered material nonpublic information and should not be communicated to anyone else. Members of the Window Group should check with the Chief Executive Officer or Chief Financial Officer or their designated representative before trading.
•Trading in Group 1 securities is prohibited during any period the trading window is closed.
•There shall be no trading outside the trading window except (a) pursuant to a trading plan which complies with SEC Rule 10b5-1 or (b) under mitigating circumstances as approved in writing by the Chief Executive Officer. Employees participating in a 10b5-1 plan are required to provide a copy of such plan to the Company’s Chief Legal Officer and are encouraged to schedule trading parameters in compliance with the Company’s trading window.
•Individuals in the Window Group are also subject to the general restrictions on all insiders.

Exhibit 19.1
Additional Restrictions on the Pre-clearance Group. The “Pre-clearance Group” consists of (a) all members of the Board of Directors; (b) the President and Chief Executive Officer, the Chief Financial Officer, Regional Vice Presidents, Senior Vice Presidents, Treasurer, Corporate Controller, Chief Legal Officer, all Group 1 Vice Presidents; (c) the Chief Executive Officer, Group 1 U.K. and Finance Director – U.K.; and (d) certain members of the Window Group designated in writing by the Chief Executive Officer and Chief Financial Officer.
The Pre-clearance Group is subject to the following restrictions on trading in Group 1 securities:
•Individuals in the Pre-clearance Group are subject to the general restrictions on all insiders and the additional restrictions applicable to members of the Window Group.
•All transactions in Group 1 securities (including the transactions listed in the “Exceptions” section above) by members of the Pre-clearance Group are subject to prior review and must be pre-cleared with the Chief Executive Officer or the Chief Financial Officer and the Legal Department. Pre-clearance Group members must obtain written clearance (which may include clearance via email) from the Chief Executive Officer or the Chief Financial Officer; oral pre-clearance is not sufficient. Once you have received clearance to effect a trade, you must initiate the trade (i) within three business days, (ii) within such shorter or longer period as is designated by the Chief Executive Officer or Chief Financial Officer or (iii) or you must go through the pre-clearance process again. Clearance of a proposed transaction by the Chief Executive Officer or Chief Financial Officer does not constitute legal advice or otherwise acknowledge that a member of the Pre-clearance Group does not possess material nonpublic information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of material nonpublic information.
•If you are subject to Section 16 of the Securities Exchange Act of 1934 (generally Group 1 executive officers and directors), you must comply with Section 16 of the Securities Exchange Act of 1934 and disclose most purchases and sales of securities of Group 1 within two business days of the execution of the transaction. Contact the Company’s Legal Department for assistance with your obligation to comply with Section 16 disclosure issues.

Violations of Securities Trading Policy. This policy is not a guaranty of immunity from violations of the laws against insider trading. In the final analysis, each insider must bear the responsibility for his or her actions. If you violate this policy, Group 1 may not be able to help you and may be forced to take appropriate actions to enforce its policy and to assist authorities in upholding the law. A Any insider who violates this policy may face disciplinary action by the Company, including immediate termination.

Reporting Violations. If you know or have reason to believe that this policy has been or is about to be violated in any way, you should promptly bring the actual or potential violation to the attention of the Chief Legal Officer.

Post Termination Transactions. If an insider is aware of material nonpublic information at the time that such insider’s employment terminates, the insider may not transact in the securities of the Company as set forth in this Policy until that information has become public or is no longer material.

Questions Regarding Securities Trading Policy. If you have any questions about this policy, you should contact the Chief Legal Officer of the Company.

This document states a policy of Group 1 and is not intended to be regarded as the rendering of legal advice.

I have read the policy outlined above and I have been and will continue to be in full and complete compliance.

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